Exhibit d(45)

FORM OF
SUB-ADVISORY AGREEMENT
between
FIDELITY INVESTMENTS JAPAN LIMITED
and
FIDELITY INTERNATIONAL INVESTMENT ADVISORS

 AGREEMENT made this ___ day of ____, 200_, by and between Fidelity International Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, 42 Crow Lane, Pembroke, HM 19, Bermuda (hereinafter called the "Sub-Advisor"), and Fidelity Investments Japan Limited, a Japanese company with principal offices at 1-8-8 Shinkawa, Chuo-ku, Tokyo 104-0033, Japan (hereinafter called the "Japan Sub-Advisor").

 WHEREAS, Fidelity Management & Research Company, a Massachusetts corporation (hereinafter called the "Advisor"), has entered into a Management Contract with Variable Insurance Products Fund III, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (hereinafter called the "Trust"), on behalf of Japan Portfolio (hereinafter called the "Portfolio"), pursuant to which the Advisor has agreed to act as investment advisor to the Portfolio; and

 WHEREAS, the Sub-Advisor has entered into a Sub-Advisory Agreement with the Advisor (the "Sub-Advisory Agreement") pursuant to which the Sub-Advisor, directly or through certain of its subsidiaries or other affiliated persons, shall provide investment advice or investment management and order execution services to the Portfolio; and

 WHEREAS, the Japan Sub-Advisor has personnel in Japan and has been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located outside of North America, principally in Japan and the Far East;

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Sub-Advisor and the Japan
Sub-Advisor agree as follows:

 1. DUTIES: The Sub-Advisor may, in its discretion, appoint the Japan Sub-Advisor to perform one or more of the following services with respect to all or a portion of the investments of the Portfolio, in connection with the Sub-Advisor's duties under the Sub-Advisory Agreement. The services and the portion of the investments of the Portfolio to be advised or managed by the Japan Sub-Advisor shall be as agreed upon from time to time by the Sub-Advisor and the Japan Sub-Advisor. The Japan Sub-Advisor shall pay the salaries and fees of all personnel of the Japan Sub-Advisor performing services for the Portfolio relating to research, statistical and investment activities.

 (a) INVESTMENT ADVICE: If and to the extent requested by the Sub-Advisor, the Japan Sub-Advisor shall provide investment advice to the Sub-Advisor with respect to all or a portion of the investments of the Portfolio, and in connection with such advice shall furnish the Sub-Advisor such factual information, research reports and investment recommendations as the Sub-Advisor may reasonably require. Such information may include written and oral reports and analyses.

 (b) INVESTMENT MANAGEMENT: If and to the extent requested by the Sub-Advisor, the Japan Sub-Advisor shall, subject to the supervision of the Sub-Advisor, manage all or a portion of the investments of the Portfolio in accordance with the investment objective, policies and limitations provided in the Portfolio's Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 (the"1940 Act") and rules thereunder, as amended from time to time, and such other limitations as the Trust or the Advisor may impose with respect to the Portfolio by notice to the Japan Sub-Advisor. With respect to the portion of the investments of the Portfolio under its management, the Japan Sub-Advisor is authorized to make investment decisions on behalf of the Portfolio with regard to any stock, bond, other security or investment instrument, and to place orders for the purchase and sale of such securities through such broker-dealers as the Japan Sub-Advisor may select. The Japan Sub-Advisor may also be authorized, but only to the extent such duties are delegated in writing by the Sub-Advisor, to provide additional investment management services to the Portfolio, including but not limited to services such as managing foreign currency investments, purchasing and selling or writing futures and options contracts, borrowing money, or lending securities on behalf of the Portfolio.
All investment management and any other activities of the Japan Sub-Advisor shall at all times be subject to the control and direction of the Sub-Advisor, the Advisor and the Trust's Board of Trustees.

 (c) SUBSIDIARIES AND AFFILIATES: The Japan Sub-Advisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Japan Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the Trust to the extent required pursuant to the 1940 Act and rules thereunder.

 2. INFORMATION TO BE PROVIDED TO THE TRUST AND THE ADVISOR: The Japan Sub-Advisor shall furnish such reports, evaluations, information or analyses to the Trust, the Advisor and the Sub-Advisor as the Trust's Board of Trustees, the Advisor or the Sub-Advisor may reasonably request from time to time, or as the Japan Sub-Advisor may deem to be desirable.

 3. BROKERAGE: In connection with the services provided under subparagraph (b) of paragraph 1 of this Agreement, the Japan Sub-Advisor shall place all orders for the purchase and sale of portfolio securities for the Portfolio's account with brokers or dealers selected by the Japan Sub-Advisor, which may include brokers or dealers affiliated with the Advisor, the Sub-Advisor or the Japan Sub-Advisor. The Japan Sub-Advisor shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of
l934) to the Portfolio and/or to the other accounts over which the Japan Sub-Advisor, the Sub-Advisor or the Advisor exercise investment discretion. The Japan Sub-Advisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Japan Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Japan Sub-Advisor, the Sub-Advisor or the Advisor have with respect to accounts over which they exercise investment discretion. The Trustees of the Trust shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Portfolio.

 4.  COMPENSATION:  The Sub-Advisor shall compensate the Japan
Sub-Advisor on the following basis for the services to be furnished hereunder.

(a) SUB-ADVISORY FEE: For services provided under subparagraph (a) of paragraph 1 of this Agreement, the Sub-Advisor agrees to pay the Japan Sub-Advisor a monthly sub-advisory fee (the "Japan Sub-Advisory Fee"). The Japan Sub-Advisory Fee shall be equal to 105% of the Japan Sub-Advisor's costs incurred in connection with rendering the services referred to in subparagraph 1(a) of this Agreement. The Japan Sub-Advisory Fee shall not be reduced to reflect expense reimbursements or fee waivers by the Sub-Advisor or the Advisor, if any, in effect from time to time.

 (b) INVESTMENT MANAGEMENT FEE: For services provided under subparagraph (b) of paragraph 1 of this Agreement, the Sub-Advisor agrees to pay the Japan Sub-Advisor a monthly investment management fee (the "Japan Investment Management Fee"). The Japan Investment Management Fee shall be equal to a percentage of the monthly average net assets of the Portfolio managed by the Japan Sub-Advisor pursuant to subparagraph 1(b) of this Agreement, calculated on a cumulative basis based upon a monthly average of the aggregate of all net assets managed by the Japan Sub-Advisor on behalf of the Sub-Advisor pursuant to sub-advisory arrangements ("Average Group Assets") in accordance with the following fee schedule:

       Annualized Fee Rate

Average Group Assets       (For Each Level)__
$0 - $200 million              0.30 %
$200 million - $500 million    0.25 %
over $500 million              0.20 %

 , provided that in no event shall the Japan Investment Management Fee exceed 50% of the sub-advisory fees received by the Sub-Advisor in respect of the Portfolio from the Advisor pursuant to the Sub-Advisory Agreement, and provided further that, for purposes of calculating the fee rates set forth above, any assets managed by the Japan Sub-Advisor on behalf of the Sub-Advisor pursuant to a sub-advisory arrangement where a fee cap is being applied to reduce the Japan Sub-Advisor's fee to less than the rates set forth above shall be excluded from Average Group Assets.

 (c) PROVISION OF MULTIPLE SERVICES: If the Japan Sub-Advisor shall have provided both investment advisory services under subparagraph (a) and investment management services under subparagraph (b) of paragraph 1 for the same portion of the investments of the Portfolio for the same period, the fees paid to the Japan Sub-Advisor with respect to such investments shall be calculated exclusively under subparagraph
(b) of this paragraph 4.

 5. EXPENSES: It is understood that the Portfolio will pay all of its expenses other than those expressly stated to be payable by the Japan Sub-Advisor hereunder, by the Sub-Advisor under the Sub-Advisor Agreement, or by the Advisor under the Management Contract with the Portfolio, which expenses payable by the Portfolio shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trust's Trustees other than those who are "interested persons" of the Trust, the Japan Sub-Advisor, the Sub-Advisor or the Advisor; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and the Portfolio's shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Portfolio; (viii) all other expenses incidental to holding meetings of the Portfolio's shareholders, including proxy solicitations therefor; (ix) a pro rata share, based on relative net assets of the Portfolio and other registered investment companies having Advisory and Service or Management Contracts with the Advisor, of 50% of insurance premiums for fidelity and other coverage; (x) its proportionate share of association membership dues; (xi) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xii) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Portfolio is a party and the legal obligation which the Portfolio may have to indemnify the Trust's Trustees and officers with respect thereto.

 6. INTERESTED PERSONS: It is understood that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Advisor, the Sub-Advisor or the Japan Sub-Advisor as directors, officers or otherwise and that directors, officers and stockholders of the Sub-Advisor or the Japan Sub-Advisor are or may be or become similarly interested in the Trust, and that the Sub-Advisor, the Advisor or the Japan Sub-Advisor may be or become interested in the Trust as a shareholder or otherwise.

 7. SERVICES TO OTHER COMPANIES OR ACCOUNTS: The services of the Japan Sub-Advisor to the Sub-Advisor are not to be deemed to be exclusive, the Japan Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Japan Sub-Advisor's ability to meet all of its obligations hereunder. The Japan Sub-Advisor shall for all purposes be an independent contractor and not an agent or employee of the Advisor, the Sub-Advisor or the Trust.

 8. STANDARD OF CARE: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Japan Sub-Advisor, the Japan Sub-Advisor shall not be subject to liability to the Sub-Advisor, the Advisor, the Trust or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

 9.  DURATION AND TERMINATION OF AGREEMENT; AMENDMENTS:

 (a) Subject to prior termination as provided in subparagraph (d) of this paragraph 9, this Agreement shall continue in force until July 31, 200_ and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.

 (b) This Agreement may be modified by mutual consent of the Advisor, the Sub-Advisor, the Japan Sub-Advisor and the Portfolio subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative releases of, the Commission.

 (c) In addition to the requirements of subparagraphs (a) and (b) of this paragraph 9, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

 (d) Either the Advisor, the Sub-Advisor, the Japan Sub-Advisor or the Portfolio may, at any time on sixty (60) days' prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Trustees or Directors, or with respect to the Portfolio by vote of a majority of its outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.

 10. LIMITATION OF LIABILITY: The Japan Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of the Trust and agrees that any obligations of the Trust or the Portfolio arising in connection with this Agreement shall be limited in all cases to the Portfolio and its assets, and the Japan Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio. Nor shall the Japan Sub-Advisor seek satisfaction of any such obligation from the Trustees or any individual Trustee.

 11. GOVERNING LAW: This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

 The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.

 IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, all as of the date written above.

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